FOR IMMEDIATE RELEASE
February 26, 2016
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS
NINTH CONSECUTIVE YEAR OF RECORD EARNINGS

•	Earnings per share increased in 2015 by 10.1 percent over 2014 to $2.72 per share

•	Growth in both the regulated and unregulated energy segments generated record financial results, despite significantly warmer fourth quarter weather

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) (“Chesapeake Utilities” or the “Company”) today announced financial results for both the year and the fourth quarter ended December 31, 2015. The Company's net income for the year ended December 31, 2015 was $41.1 million, or $2.72 per share, an increase of $5.0 million, or $0.25 per share, compared to 2014. The growth in net income and earnings per share in 2015 occurred despite the impact of significantly warmer temperatures, particularly in the fourth quarter of 2015. The Company estimates that the impact of warmer temperatures in 2015 reduced earnings by $2.7 million or $0.18 per share.

For the fourth quarter of 2015, the Company reported net income of $8.6 million, or $0.56 per share, a decrease of $1.5 million, or $0.13 per share, compared to the same quarter in 2014. The decline in the quarter-over-quarter results was caused by lower consumption due to warmer temperatures that reduced earnings by an estimated $2.5 million or $0.17 per share in the fourth quarter of 2015. The fourth quarter of 2015 was the warmest fourth quarter on the Delmarva Peninsula in the past 30 years.

"2015 was another banner year for our Company. Our earnings per share set a record for the ninth consecutive year, surpassing 2014 by 10.1 percent, despite the warmer winter weather in the fourth quarter,” stated Michael P. McMasters, President and Chief Executive Officer. “Our results place us in the top quartile in 18 of 20 key financial benchmarks used to compare our performance with our peers. Our success is driven by our employees' hard work and discipline in transforming opportunities into profitable growth. Their efforts resulted in excellent performance in 2015 by smartly executing our strategic plan, working hard to advance several large growth projects, and continuing to identify and develop additional growth opportunities within and beyond our current markets. We look forward to their delivering more of the same in 2016," added Mr. McMasters.

A more detailed discussion and analysis of the Company's results for each segment is provided in the following pages.

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Operating Results for the Years Ended December 31, 2015 and 2014

Operating income increased year-over-year by $7.1 million, excluding the impact of several non-recurring items. The increase in operating income was driven by an increase in gross margin of $18.5 million, which was partially offset by an increase of $11.4 million in other operating expenses necessary to support growth. The non-recurring items included two non-cash pre-tax impairment charges recorded in 2014 in the aggregate amount of $6.9 million, and a gain from a customer billing system settlement of $1.5 million, recorded in 2015, associated with one of the impairment charges. The impact of these non-recurring items resulted in additional operating income of $8.4 million in 2015 compared to 2014.

Regulated Energy

Operating income for the Regulated Energy segment increased by $2.6 million year-over-year, excluding the impact of several non-recurring items, as previously discussed above. The increase in operating income of $2.6 million was a result of an increase in gross margin of $13.2 million, partially offset by a $10.6 million increase in other operating expenses. The significant components of the gross margin increase included:

•
$5.2 million generated from natural gas transmission expansions completed in 2014 and 2015, as well as interim services to customers pending construction of facilities, which are more fully discussed in the “Major Projects and Initiatives” section below;

•	$4.3 million in customer growth in natural gas distribution and transmission services unrelated to recent service expansions;

•	$4.2 million generated by additional Gas Reliability Infrastructure Program ("GRIP") investments by the Florida natural gas distribution operations;

•	$2.5 million from a base rate increase for the Florida electric distribution operation; partially offset by:

•	$3.1 million in decreased consumption of natural gas and electricity largely as a result of significantly warmer weather during the fourth quarter of 2015.

The significant components of the increase in other operating expenses included:

•	$2.9 million in higher depreciation, asset removal and property tax costs associated with recent capital investments;

•	$2.8 million in higher payroll and benefits costs as a result of additional personnel to support growth;

•	$1.4 million in higher service contractor and other consulting costs;

•	$987,000 in legal and consulting costs associated with the customer billing system settlement and other initiatives; and

•	$480,000 in higher incentive compensation as a result of the Company's 2015 financial results.

The non-recurring items added incremental operating income of $7.9 million in 2015, which reflected the absence of the $6.4 million asset impairment charge recorded in 2014 related to the then uncertainty about the implementation of a customer billing system and receipt of $1.5 million in 2015 as part of a settlement with the vendor of the customer billing system.

Unregulated Energy

Operating income for the Unregulated Energy segment was $16.4 million, an increase of $4.6 million compared to 2014. The increased operating income was driven by a $12.4 million increase in gross margin, which was partially offset by a $7.8 million increase in other operating expenses. The significant components of the gross margin increase included:

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•
$8.9 million generated from higher retail propane margins per gallon due to the Company's retail pricing strategy, which is guided by local market conditions, and lower propane costs as a result of favorable supply management and hedging activities;

•
$6.3 million in gross margin generated by Aspire Energy of Ohio, LLC, ("Aspire Energy"), following the acquisition of Gatherco, Inc. ("Gatherco") on April 1, 2015; and, therefore, not included in prior year results; partially offset by:

•	$1.8 million in decreased consumption of propane decreased largely due to significantly warmer weather during the fourth quarter of 2015; and

•	$1.2 million in decreased gross margin for Xeron, Inc. ("Xeron"), due to lower volatility in wholesale propane prices.

Other operating expenses increased by $7.8 million due primarily to:

•	$5.8 million in operating costs of Aspire Energy, following the acquisition of Gatherco;

•	$1.4 million in higher payroll and benefits expense due to increased seasonal overtime and additional resources hired to support growth;

•	$553,000 in additional costs for facility maintenance; and

•	$411,000 in increased incentive compensation as a result of the Company's 2015 financial results as well as a larger workforce.

Operating Results for the Quarters Ended December 31, 2015 and 2014

The Company’s operating income for the fourth quarter of 2015 was $16.2 million, an increase of $3.8 million, compared to the same quarter in 2014. The increased operating income is due primarily to growth in the regulated energy segment, higher retail propane margins per gallon and additional gross margin generated by Aspire Energy following the acquisition of Gatherco in April 2015. The fourth quarter of 2015 reflects the absence of the two aforementioned non-cash, pre-tax asset impairment charges recorded in the fourth quarter of 2014 totaling $6.9 million. Partially offsetting these increases was the impact of warmer temperatures quarter-over-quarter which reduced operating income in the fourth quarter of 2015 by $4.2 million.

Regulated Energy Segment

Operating income for the Regulated Energy segment increased by $3.9 million to $13.4 million in the fourth quarter of 2015, compared to the same quarter in 2014. The absence of the asset impairment charges of $6.4 million, recorded in the fourth quarter of 2014, and an increase in gross margin of $331,000, partially offset by an increase in operating expenses of $2.9 million, contributed to this increase. The significant components of the gross margin increase included:

•
$1.1 million generated from natural gas transmission expansions completed in 2014 and 2015, as well as interim services to customers pending construction of facilities, which are further discussed in the “Major Projects and Initiatives” section below;

•	$1.1 million generated by additional GRIP investments in Florida;

•	$1.0 million from customer growth in natural gas distribution and transmission services unrelated to recent service expansions; partially offset by:

•	$2.9 million from decreased consumption of natural gas and electricity largely as a result of significantly warmer weather during the fourth quarter of 2015.
The significant components of the increase in other operating expenses included:

•	$1.1 million in higher depreciation, asset removal and property tax costs associated with recent capital investments;

•	$741,000 in additional costs for facility maintenance; and

•	$601,000 of higher payroll and benefit costs as a result of increased payroll and a larger workforce.

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Unregulated Energy

The Unregulated Energy segment reported operating income of $2.7 million for the fourth quarter of 2015 compared to $2.9 million for the same quarter in 2014. The slight reduction in operating income reflects a $2.3 million increase in other operating expenses, partially offset by a $2.1 million increase in gross margin. The significant components of the gross margin increase included:

•	$2.7 million of gross margin generated by Aspire Energy, following the acquisition of Gatherco in April 2015;

•
$2.2 million of additional gross margin in the propane distribution business as a result of higher retail propane margins per gallon due to the Company's retail pricing strategy guided by local market conditions, and lower propane costs; partially offset by:

•	$2.0 million from decreased consumption of propane largely due to significantly warmer weather during the fourth quarter of 2015; and

•	$326,000 in decreased gross margin for Xeron due to lower volatility in wholesale propane prices.

The significant components of the increase in other operating expenses included:

•	$1.9 million in costs from the operation of Aspire Energy, following the acquisition of Gatherco in April 2015; and

•	$466,000 in higher payroll and benefits costs as a result of additional personnel hired to support growth.

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s 2015 Annual Report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

The discussions of the results use the term “gross margin,” a non-Generally Accepted Accounting Principles (“GAAP”) financial measure, which management uses to evaluate the performance of the Company’s business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Financial Summary.

Unless otherwise noted, earnings per share information is presented on a diluted basis.

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Conference Call
Chesapeake Utilities Corporation will host a conference call on February 26, 2016 at 10:30 a.m. Eastern Time to discuss the Company’s financial results for the quarter and year ended December 31, 2015. To participate in this call, dial 855.801.6270 and reference Chesapeake Utilities Corporation’s 2015 Financial Results Conference Call. To access the replay recording of this call, please visit the Company’s website at http://investor.chpk.com/results.cfm or download the replay on your mobile device by accessing the Audiocast section of the Company's IR App.
About Chesapeake Utilities Corporation
Chesapeake Utilities Corporation is a diversified energy company engaged in natural gas distribution, transmission, gathering, processing and marketing; electricity distribution; propane gas distribution and wholesale marketing; and other related services. Information about Chesapeake Utilities Corporation and the Chesapeake family of businesses is available at http://www.chpk.com or through its IR App.

For more information, contact:
Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799

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Financial Summary
(in thousands, except per-share data)

	Year Ended		Fourth Quarter
For the Periods Ended December 31,	2015	2014	2015	2014
Gross Margin (1)
Regulated Energy	$179,088	$165,882	$45,064	$44,734
Unregulated Energy	60,317	47,880	14,388	12,317
Other businesses and eliminations	(203)	6,956	(46)	(64)
Total Gross Margin	$239,202	$220,718	$59,406	$56,987

Operating Income
Regulated Energy	$60,985	$50,451	$13,369	$9,448
Unregulated Energy	16,355	11,723	2,689	2,879
Other businesses and eliminations	418	105	113	81
Total Operating Income	$77,758	$62,279	$16,171	$12,408

Gains from sales of businesses	—	7,139	—	6,742
Other income, net of other expenses	293	101	297	117
Interest charges	10,006	9,482	2,582	2,528
Income taxes	26,905	23,945	5,267	6,642
Net Income	$41,140	$36,092	$8,619	$10,097

Earnings Per Share of Common Stock
Basic	$2.73	$2.48	$0.56	$0.69
Diluted	$2.72	$2.47	$0.56	$0.69

(1) “Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which are determined in accordance with GAAP. Chesapeake Utilities believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake Utilities' management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

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Financial Summary Highlights

Key variances for the year ended December 31, 2015 included:

(in thousands, except per share)	Pre-tax Income	Net Income	Earnings Per Share
Year ended December 31, 2014 Reported Results	$60,037	$36,092	$2.47

Adjusting for unusual items:
Gains on sales of businesses, recorded in 2014	(7,139)	(4,292)	(0.29)
Asset impairment charges, recorded in 2014	6,880	4,136	0.28
Weather impact	(4,408)	(2,650)	(0.18)
Gain from a customer billing system settlement	1,500	902	0.06
	(3,167)	(1,904)	(0.13)
Increased (Decreased) Gross Margins:
Higher retail propane margins	8,930	5,369	0.37
Service expansions (see Major Projects and Initiatives table)	5,215	3,135	0.21
Other natural gas growth	4,260	2,561	0.17
GRIP	4,151	2,496	0.17
FPU electric base rate increase	2,465	1,482	0.10
Propane wholesale marketing	(1,179)	(709)	(0.05)
Decreased wholesale propane sales	(446)	(268)	(0.02)
	23,396	14,066	0.95
Increased Other Operating Expenses:
Higher payroll and benefits costs	(4,071)	(2,447)	(0.17)
Higher depreciation, asset removal and property tax costs due to new capital investments	(3,265)	(1,963)	(0.13)
Higher facility maintenance and service contractor costs	(2,499)	(1,502)	(0.10)
Costs associated with a customer billing system settlement and other transactions	(1,081)	(650)	(0.04)
Increased incentive compensation	(910)	(547)	(0.04)
	(11,826)	(7,109)	(0.48)

Net contribution from Aspire Energy, including impact of shares issued	567	341	(0.06)
Adjustment for other shares issued in 2015	—	—	(0.01)
Interest Charges	(525)	(316)	(0.02)
Net Other Changes	(437)	(259)	(0.02)
Tax Rate Change	—	229	0.02
Year ended December 31, 2015 Reported Results	$68,045	$41,140	$2.72

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Key variances for the quarter ended December 31, 2015 included:

(in thousands, except per share)	Pre-tax Income	Net Income	Earnings Per Share
Fourth Quarter of 2014 Reported Results	$16,739	$10,097	$0.69

Adjusting for unusual items:
Asset impairment charges, recorded in 2014	6,880	4,150	0.27
Gains on sales of businesses, recorded in 2014	(6,742)	(4,067)	(0.27)
Weather impact	(4,192)	(2,529)	(0.17)
	(4,054)	(2,446)	(0.17)
Increased Gross Margins:
Higher retail propane margins	2,166	1,307	0.09
Service expansions (see Major Projects and Initiatives table)	1,130	682	0.04
GRIP	1,082	653	0.04
Other natural gas growth	1,038	626	0.04
Propane wholesale marketing	(326)	(197)	(0.01)
Other non-weather consumption impact	(744)	(449)	(0.03)
	4,346	2,622	0.17
Increased Other Operating Expenses:
Higher depreciation, asset removal and property tax costs due to new capital investments	(1,219)	(735)	(0.05)
Higher payroll and benefits costs	(1,065)	(642)	(0.04)
Higher facility maintenance and service contractor costs	(953)	(575)	(0.04)
	(3,237)	(1,952)	(0.13)

Net contribution from Aspire Energy, including impact of shares issued	733	442	0.03
Adjustment for other shares issued in 2015	—	—	(0.03)
Interest Charges	(54)	(33)	—
Net Other Changes	(587)	(341)	(0.02)
Tax Rate Change	—	230	0.02
Fourth Quarter of 2015 Reported Results	$13,886	$8,619	$0.56

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The following information highlights certain key factors contributing to the Company’s results for the year and quarter ended December 31, 2015:

Major Projects and Initiatives

The following table summarizes gross margin for the Company's existing and future major projects and initiatives (dollars in thousands):

	Gross Margin for the Period
	Year Ended			Three Months Ended
	December 31,			December 31,			Estimate
	2015	2014	Variance	2015	2014	Variance	2016	2017
Existing major projects and initiatives	$25,270	$7,115	$18,155	$8,174	$3,267	$4,907	$37,275	$36,493
Future major projects and initiatives	—	—	—	—	—	—	7,200	18,150
	$25,270	$7,115	$18,155	$8,174	$3,267	$4,907	$44,475	$54,643
Existing Major Projects and Initiatives
The following table summarizes the Company's major projects and initiatives commenced since 2014 (dollars in thousands):

	Gross Margin for the Period (1)
	Year Ended			Three Months Ended
	December 31,			December 31,			Estimate For
	2015	2014	Variance	2015	2014	Variance	2016	2017
Acquisition:
Aspire Energy(2)	$6,324	$—	$6,324	$2,663	$—	$2,663	$12,824	$14,198
Natural Gas Transmission Expansions and Contracts:
Short-term contracts
New Castle County, Delaware	$2,682	$2,026	$656	$684	$770	$(86)	$2,294	$1,561
Kent County, Delaware (3)	2,270	—	2,270	817	—	817	3,748	—
Total short-term Contracts	4,952	2,026	2,926	1,501	770	731	6,042	1,561
Long-term Contracts
Kent County, Delaware	1,844	463	1,381	455	463	(8)	1,815	1,789
Polk County, Florida	908	—	908	407	—	407	1,627	1,627
Total long-term contracts	$2,752	$463	$2,289	$862	$463	$399	$3,442	$3,416
Total Expansions & Contracts	$7,704	$2,489	$5,215	$2,363	$1,233	$1,130	$9,484	$4,977
Florida GRIP	$7,508	$3,357	$4,151	$2,194	$1,112	$1,082	$11,405	$13,756
Florida Electric Rate Case	$3,734	$1,269	$2,465	$954	$922	$32	$3,562	$3,562
Total Major Projects and Initiatives	$25,270	$7,115	$18,155	$8,174	$3,267	$4,907	$37,275	$36,493

(1) Does not include gross margin of $21.8 million and $5.4 million, for the year and quarter ended December 31, 2014, respectively, related to projects initiated prior to 2014. These projects were previously disclosed and are excluded from this table as they no longer result in period-over-period variances
(2) During the quarter and year ended December 31, 2015, the Company incurred $1.9 million and $5.8 million, respectively, of other operating expenses related to Aspire Energy's operation.
(3) Gross margin for the quarter and year ended December 31, 2015 of $817,000 and $2.3 million, respectively, is attributable to interruptible service and a short-term OPT ≤ 90 Service, which Eastern Shore provided to an industrial customer beginning in April 2015. These short-term services will be replaced by a 20-year OPT ≤ 90 Service.

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Gatherco Acquisition
On April 1, 2015, the Company completed the merger with Gatherco, pursuant to which Gatherco merged with and into Aspire Energy. Aspire Energy is an unregulated natural gas infrastructure company with approximately 2,500 miles of pipeline systems in 40 counties throughout Ohio.  The majority of Aspire Energy’s margin is derived from long-term supply agreements with Columbia Gas of Ohio and Consumers Gas Cooperative, which together serve more than 20,000 end-use customers.  Aspire Energy primarily sources gas from 300 conventional producers and provides gathering and processing services necessary to maintain quality and reliability to its wholesale markets.

Aspire Energy generated $6.3 million in additional gross margin and incurred $5.8 million in other operating expenses for the year ended December 31, 2015. Aspire Energy generated $2.7 million in additional gross margin and incurred $1.9 million in additional operating expenses in the fourth quarter of 2015. The financial results of Aspire Energy had a minimal impact on the Company's earnings per share in 2015, because the merger was completed after the first quarter and Ohio experienced warmer than normal weather during the fourth quarter of 2015. The first and fourth quarters include key winter months, which historically produced a significant portion of Gatherco's annual earnings. This acquisition is expected to be accretive to the Company's earnings in the first full year of operations, which will include the first quarter of 2016.

Service Expansions
During 2014, Eastern Shore Natural Gas Company ("Eastern Shore"), the Company's interstate pipeline subsidiary, executed a one-year contract with an industrial customer in New Castle County, Delaware to provide 50,000 Dts/d of additional transmission service from April 2014 to April 2015. This contract was subsequently amended to provide 55,580 Dts/d of transmission service at a lower reservation rate through August 2020. For the year ended December 31, 2015, the extension of the contract, net of the impact of the lower rate, generated additional gross margin of $334,000. The net impact of the contract resulted in a gross margin decline of $175,000 for the fourth quarter of 2015 compared to the same period in 2014.
In December 2014 and November 2015, Eastern Shore executed two separate short-term contracts with the same customer in New Castle County, Delaware to provide an additional 10,000 Dts/d of Off Peak ≤ 90 firm transportation service ("OPT ≤ 90 Service") from December 2014 through March 2015 and November 2015 through March 2016, respectively. The OPT ≤ 90 Service is a new firm transportation service that allows Eastern Shore not to schedule service for up to 90 days during the peak months of November through April each year. These short-term contracts generated additional gross margin of $322,000 and $88,000 for the year and quarter ended December 31, 2015, respectively, compared to the same periods in 2014.

On October 1, 2014, Eastern Shore commenced a new lateral service to an industrial customer facility in Kent County, Delaware. This service commenced after construction of new facilities, including approximately 5.5 miles of pipeline lateral and metering facilities extending from Eastern Shore's mainline to the new industrial customer facility. This service generated additional gross margin of $1.4 million for the year ended December 31, 2015 compared to 2014. The Company expects this service to generate approximately $1.2 million to $1.8 million of annual margin during the 37-year service period.
In April 2015, Eastern Shore commenced interruptible service to the same industrial customer in Kent County, Delaware and generated additional gross margin of $1.6 million and $171,000 for the year and quarter ended December 31, 2015, respectively. In December 2015, the interruptible service was replaced by a short-term OPT ≤ 90 Service, which generated additional gross margin of $646,000 for the year and quarter ended December 31, 2015. The short-term OPT ≤ 90 Service is expected to be replaced by a 20-year OPT ≤ 90 Service once construction of the associated facilities is complete.
On January 16, 2015, the Florida PSC approved a firm transportation agreement between Peninsula Pipeline Company, Inc. ("Peninsula Pipeline"), and Chesapeake Utilities' Florida natural gas distribution division. Under this agreement, Peninsula Pipeline provides natural gas transmission service to support Chesapeake Utilities' expansion of natural gas distribution service in Polk County, Florida. Peninsula Pipeline began the initial phase of its service to Chesapeake Utilities' Florida natural gas distribution division in March 2015,

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generating $908,000 and $407,000, of additional gross margin for the year and quarter ended December 31, 2015, respectively. Once completed, all phases of this service will generate an estimated annual gross margin of $1.6 million.
GRIP
GRIP is a natural gas pipe replacement program approved by the Florida PSC, designed to expedite the replacement of qualifying distribution mains and services (any material other than coated steel or plastic) to enhance reliability and integrity of the Company's Florida natural gas distribution systems. This program allows recovery, through regulated rates, of capital and other program-related costs, inclusive of a return on investment, associated with the replacement of the mains and services. Since the program's inception in August 2012, the Company's Florida natural gas distribution operations have invested $76.7 million to replace 162 miles of qualifying distribution mains, $32.8 million of which was invested during 2015. The Company expects to invest an additional $21.1 million in this program in 2016. The increased investment in GRIP generated additional gross margin of $4.2 million and $1.1 million, for the year and quarter ended December 31, 2015, respectively, compared to the same periods in 2014.
Florida Electric Rate Case
On September 15, 2014, the Florida PSC approved a settlement agreement between Florida Public Utilities Company ("FPU") and the Florida Office of Public Counsel in FPU's base rate case filing for its electric operation, which included, among other things, an increase in FPU's annual revenue requirement of approximately $3.8 million and a 10.25 percent rate of return on common equity. The new rates became effective for all meter reads on or after November 1, 2014. Previously, the Florida PSC approved interim rate relief, effective for meter readings on or after August 10, 2014. The higher base rates in FPU's electric operation generated $2.5 million and $32,000 in additional gross margin for the year and quarter ended December 31, 2015, respectively.

Future Major Projects and Initiatives
White Oak Mainline Expansion Project: In December 2014, Eastern Shore entered into a precedent agreement with an industrial customer in Kent County, Delaware, to provide a 20-year natural gas transmission service for 45,000 Dts/d for the customer's new facility, upon the satisfaction of certain conditions. This new service will be provided as OPT ≤ 90 Service and is expected to generate at least $5.8 million in annual gross margin. In November 2014, Eastern Shore requested authorization by the Federal Energy Regulatory Commission ("FERC") to construct 7.2 miles of 16-inch pipeline looping and 3,550 horsepower of new compression in Delaware to provide this service. The updated, estimated cost of these new facilities is approximately $32.0 - $35.0 million. As previously discussed, during the year and quarter ended December 31, 2015, the Company generated $2.3 million and $817,000, respectively, in additional gross margin by providing interruptible service and short -term OPT ≤ 90 Service to this customer. The estimated annual gross margin from this project, once it is in service, will be approximately $5.8 million.
System Reliability Project: On May 22, 2015, Eastern Shore submitted an application to the FERC seeking authorization to construct, own and operate approximately 10.1 miles of 16-inch pipeline looping and auxiliary facilities in New Castle and Kent Counties, Delaware and a new compressor at its existing Bridgeville compressor station in Sussex County, Delaware. Eastern Shore further proposes to reinforce critical points on its pipeline system. The project will benefit all of Eastern Shore’s customers by modifying the pipeline system to respond to severe operational conditions experienced during winter peak days in 2014 and 2015. Since the project is intended to improve system reliability, Eastern Shore requested a predetermination of rolled-in rate treatment for the costs of the project. The estimated cost of the project is $32.1 million. The estimated annual gross margin associated with this project, assuming rolled-in rate treatment is approved in the 2017 rate case, is approximately $4.5 million.

Texas Eastern Transmission, LP ("TETLP") Capacity Expansion Project: On October 13, 2015, Eastern Shore submitted an application to the FERC to make certain improvements at its TETLP interconnect facilities, which will enable Eastern Shore to increase natural gas receipts from TETLP by 53,000 Dts/d, for a total

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capacity of 160,000 Dts/d. FERC's authorization of the project became effective on December 22, 2015. On a short-term basis, the Company anticipates that Eastern Shore will generate additional gross margin of approximately $2.8 million as a result of this project.

Eight Flags: Eight Flags Energy, LLC ("Eight Flags"), one of the Company's unregulated energy subsidiaries, is engaged in the development and construction of a Combined Heat and Power ("CHP") plant in Nassau County, Florida. This CHP plant, which will consist of a natural-gas-fired turbine and associated electric generator, is designed to generate approximately 20 megawatts of base load power and will include a heat recovery system generator capable of providing approximately 75,000 pounds per hour of unfired steam. Eight Flags will sell the power generated from the CHP plant to FPU for distribution to its retail electric customers pursuant to a 20-year power purchase agreement. It will also sell the steam to an industrial customer pursuant to a separate 20-year contract. FPU will transport natural gas through its distribution system to Eight Flags’ CHP plant, which will then produce the power and steam. On a consolidated basis, this project is expected to generate approximately $7.3 million of annual gross margin, which could fluctuate based upon various factors, including, but not limited to, the quantity of steam delivered and the CHP plant’s hours of operations. The total projected investment, by Eight Flags and other Chesapeake Utilities' affiliates, to construct the CHP plant and associated facilities is approximately $40.0 million.

The following table summarizes estimated gross margin for the foregoing projects (dollars in thousands):

	Estimated Margin for (1)
Project	2016	2017	Annualized Margin
White Oak Mainline Expansion Project in Kent County, Delaware	$1,300	$5,800	$5,800
Eastern Shore System Reliability Project	—	2,250	4,500
Eastern Shore TETLP Capacity Expansion Project	2,200	2,800	2,800
Eight Flags CHP plant in Nassau County, Florida	3,700	7,300	7,300
	$7,200	$18,150	$20,400
(1) Estimated margin for these projects is based on current tariff or negotiated rates.

Weather and Consumption

Significantly warmer temperatures in 2015, particularly during the last three months of the year when the demand for natural gas and propane is normally high, had a large negative impact on the Company’s earnings. Lower customer energy consumption directly attributable to warmer than normal temperatures during 2015 reduced gross margin for the year and quarter ended December 31, 2015, by $4.4 million and $4.2 million, respectively, compared to the same periods in 2014. The following tables summarize the HDD and CDD information for the years and quarters ended December 31, 2015 and 2014, respectively, and the gross margin variance resulting from weather fluctuations in those periods.

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13-13-13-13

HDD and CDD Information

	Year to Date			Fourth Quarter
For the Periods Ended December 31,	2015	2014	Variance from prior year	Q4 2015	Q4 2014	Variance from prior year
Delmarva
Actual HDD	4,363	4,826	(463)	1,114	1,564	(450)
10-Year Average HDD ("Normal")	4,496	4,483	13	1,588	1,590	(2)
Variance from Normal	(133)	343		(474)	(26)

Florida
Actual HDD	569	888	(319)	68	314	(246)
10-Year Average HDD ("Normal")	859	856	3	302	301	1
Variance from Normal	(290)	32		(234)	13

Ohio (1)
Actual HDD	2,404	—	N/A	1,693	—	N/A
10-Year Average HDD ("Normal")	2,903	—	N/A	2,100	—	N/A
Variance from Normal	(499)	—		(407)	—
Florida
Actual CDD	3,338	2,705	633	511	207	304
10-Year Average CDD ("Normal")	2,760	2,768	(8)	254	267	(13)
Variance from Normal	578	(63)		257	(60)

(1) HDD for Ohio is presented from April 1, 2015 through December 31, 2015.
Gross Margin Variance attributed to Weather

(in thousands)	Year to Date		Fourth Quarter
For the Periods Ended December 31,	2015 vs. 2014	2015 vs. Normal	2015 vs. 2014	2015 vs. Normal
Delmarva
Regulated Energy	$(1,414)	$(183)	$(1,327)	$(1,055)
Unregulated Energy	(780)	593	(1,438)	(1,039)
Florida
Regulated Energy	(1,326)	(922)	(867)	(465)
Unregulated Energy	(888)	297	(560)	94
Total	$(4,408)	$(215)	$(4,192)	$(2,465)

Propane prices
The Delmarva propane distribution operation generated higher retail margins per gallon of $7.0 million and $1.3 million for the year and quarter ended December 31, 2015, respectively, compared to the same periods in 2014. A large decline in propane prices in 2015 had a significant impact on the amount of revenue and cost of sales associated with the Company's propane distribution operations. Based on the Mont Belvieu

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14-14-14-14

wholesale propane index, propane prices in 2015 were approximately 55 percent lower than prices in 2014. As a result of favorable supply management and hedging activities, the Delmarva propane distribution operation experienced a decrease in its average propane cost in addition to the decrease in wholesale prices, which generated increased retail margins per gallon.
In Florida, higher retail propane margins per gallon as a result of local market conditions generated $1.9 million and $835,000 of additional gross margin for the year and quarter ended December 31, 2015, respectively.
The market conditions impacting the Company's propane distribution operation include competition with other propane suppliers as well as the availability and price of alternative energy sources, which may fluctuate based on changes in demand, supply and other energy commodity prices. The level of retail margins per gallon generated in 2015 is not typical and, therefore, is not included in the Company's long-term financial plans or forecasts.
Xeron, which benefits from wholesale price volatility by entering into trading transactions, experienced a gross margin decrease of $1.2 million and $326,000 for the year and quarter ended December 31, 2015, respectively, compared to the same period in 2014, due to lower wholesale price volatility.
Other Natural Gas Growth - Distribution Operations
In addition to service expansions, the natural gas distribution operations on the Delmarva Peninsula generated $1.4 million and $253,000 in additional gross margin for the year and quarter ended December 31, 2015, respectively, compared to the same periods in 2014, due to an increase in residential, commercial and industrial customers served. The number of residential customers on the Delmarva Peninsula increased by 2.7 percent in 2015, compared to 2014. The natural gas distribution operations in Florida generated $1.9 million and $476,000 in additional gross margin for the year and quarter ended December 31, 2015, respectively, compared to the same periods in 2014, due primarily to an increase in commercial and industrial customers in Florida.

Capital Expenditures
The Company's capital expenditures for 2015 were $142.7 million, excluding the net amount expended to acquire Gatherco of $52.5 million. This represents a significant increase over the level of annual capital expenditures during the preceding three years, which averaged $94.8 million per year. Major expenditures to date associated with projects currently underway, such as the Eight Flags' CHP plant and associated facilities, anticipated new facilities to serve an industrial customer in Kent County, Delaware under the OPT ≤ 90 Service, and additional GRIP investments during 2015, account for approximately $99.0 million of the capital expenditures in 2015.
The 2016 capital budget is $179.3 million, a significant increase over the prior three years’ average annual level of capital expenditures, excluding the Gatherco acquisition, due to a shifting in the capital outlay from 2015 to 2016 for several ongoing projects, including but not limited to the Eight Flags’ CHP plant and Eastern Shore's White Oak mainline expansion and System Reliability projects; additional expansions of the Company’s natural gas distribution and transmission systems; continued natural gas infrastructure improvement activities as well as expenditures for continued replacement under the Florida GRIP; replacement of several facilities and systems; and other strategic initiatives and investments expected in 2016. In addition, approximately $30.0 million is included in the 2016 capital budget for projects that are in the early development stage.
In order to fund the 2016 capital expenditures, the Company may further increase the level of borrowings during 2016 to supplement cash provided by operating activities. The Company’s target ratio of equity to total capitalization, including short-term borrowings, is between 50 and 60 percent, and the Company has maintained a ratio of equity to total capitalization, including short-term borrowings, between 52 and 54 percent during the past three years. By increasing the level of debt during 2015 and 2016 to fund capital expenditures, the Company’s ratio of equity to total capitalization, including short-term borrowings, will temporarily decline.

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On October 8, 2015, the Company entered into an unsecured revolving credit facility with certain lenders, which increased its borrowing capacity by $150.0 million. To facilitate the refinancing of a portion of the short-term borrowings into long-term debt, as appropriate, the Company entered into a long-term private placement shelf agreement also for $150.0 million.
For larger capital projects, the Company will seek to align, as much as feasible, any such long-term debt or equity issuance(s) with the earnings associated with commencement of service on such projects. The exact timing of any long-term debt or equity issuance(s) will be based on market conditions.
Capital expenditures are subject to continuous review and modification by the Company’s management and Board of Directors, and some anticipated capital expenditures are subject to approval by the applicable regulators.

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16-16-16-16

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) For the Periods Ended December 31, 2015 and 2014 (in thousands, except shares and per share data)

	Year Ended		Fourth Quarter
	2015	2014	2015	2014
Operating Revenues
Regulated Energy	$301,902	$300,442	$66,464	$77,274
Unregulated Energy	162,108	184,961	38,944	43,596
Other businesses and eliminations	(4,766)	13,431	(841)	(490)
Total Operating Revenues	459,244	498,834	104,567	120,380
Operating Expenses
Regulated energy cost of sales	122,814	134,560	21,399	32,540
Unregulated energy and other cost of sales	97,228	143,556	23,762	30,854
Operations	107,562	102,197	28,042	25,590
Maintenance	11,803	9,706	3,769	2,539
(Gain from a settlement)/asset impairment charges	(1,500)	6,881	—	6,881
Depreciation and amortization	29,972	26,316	7,817	6,171
Other taxes	13,607	13,339	3,607	3,397
Total operating expenses	381,486	436,555	88,396	107,972
Operating Income	77,758	62,279	16,171	12,408
Gains from sale of businesses	—	7,139	—	6,742
Other income, net of other expenses	293	101	297	117
Interest charges	10,006	9,482	2,582	2,528
Income Before Income Taxes	68,045	60,037	13,886	16,739
Income taxes	26,905	23,945	5,267	6,642
Net Income	$41,140	$36,092	$8,619	$10,097

Weighted Average Common Shares Outstanding:
Basic	15,094,423	14,551,308	15,269,068	14,585,336
Diluted	15,143,373	14,604,944	15,320,587	14,643,069

Earnings Per Share of Common Stock:
Basic	$2.73	$2.48	$0.56	$0.69
Diluted	$2.72	$2.47	$0.56	$0.69

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17-17-17-17

Chesapeake Utilities Corporation and Subsidiaries Consolidated Balance Sheets (Unaudited)

	As of December 31,
Assets	2015	2014
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated energy	$842,756	$766,855
Unregulated energy	145,734	84,773
Other	18,999	18,497
Total property, plant and equipment	1,007,489	870,125
Less: Accumulated depreciation and amortization	(215,313)	(193,369)
Plus: Construction work in progress	62,774	13,006
Net property, plant and equipment	854,950	689,762
Current Assets
Cash and cash equivalents	2,855	4,574
Accounts receivable (less allowance for uncollectible accounts of $909 and $1,120, respectively)	41,007	53,300
Accrued revenue	12,452	13,617
Propane inventory, at average cost	6,619	7,250
Other inventory, at average cost	3,803	3,699
Regulatory assets	8,268	8,967
Storage gas prepayments	3,410	4,258
Income taxes receivable	24,950	18,806
Deferred income taxes	831	—
Prepaid expenses	7,146	6,652
Mark-to-market energy assets	153	1,055
Other current assets	1,044	195
Total current assets	112,538	122,373
Deferred Charges and Other Assets
Goodwill	14,548	4,952
Other intangible assets, net	2,222	2,404
Investments, at fair value	3,644	3,678
Regulatory assets	77,519	78,136
Receivables and other deferred charges	3,165	3,164
Total deferred charges and other assets	101,098	92,334
Total Assets	$1,068,586	$904,469

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18-18-18-18

Chesapeake Utilities Corporation and Subsidiaries Consolidated Balance Sheets (Unaudited)

	As of December 31,
Capitalization and Liabilities	2015	2014
(in thousands, except shares and per share data)
Capitalization
Stockholders' equity
Common stock, par value $0.4867 per share
(authorized 25,000,000 shares)	$7,432	$7,100
Additional paid-in capital	190,311	156,581
Retained earnings	166,235	142,317
Accumulated other comprehensive loss	(5,840)	(5,676)
Deferred compensation obligation	1,883	1,258
Treasury stock	(1,883)	(1,258)
Total stockholders' equity	358,138	300,322
Long-term debt, net of current maturities	149,340	158,486
Total capitalization	507,478	458,808
Current Liabilities
Current portion of long-term debt	9,151	9,109
Short-term borrowing	173,397	88,231
Accounts payable	39,300	44,610
Customer deposits and refunds	27,173	25,197
Accrued interest	1,311	1,352
Dividends payable	4,390	3,939
Deferred income taxes	—	832
Accrued compensation	10,014	10,076
Regulatory liabilities	7,365	3,268
Mark-to-market energy liabilities	433	1,018
Other accrued liabilities	7,059	6,603
Total current liabilities	279,593	194,235
Deferred Credits and Other Liabilities
Deferred income taxes	193,431	160,232
Regulatory liabilities	43,064	43,419
Environmental liabilities	8,942	8,923
Other pension and benefit costs	33,481	35,027
Deferred investment tax credits and Other liabilities	2,597	3,825
Total deferred credits and other liabilities	281,515	251,426
Total Capitalization and Liabilities	$1,068,586	$904,469

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19-19-19-19

Chesapeake Utilities Corporation and Subsidiaries Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended December 31, 2015				For the Three Months Ended December 31, 2014
	Delmarva NG Distribution	Chesapeake Utilities' Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities' Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$10,406	$1,212	$5,299	$9,192	$14,941	$1,227	$6,103	$9,416
Commercial	5,826	1,201	5,870	10,061	8,148	1,192	8,082	9,191
Industrial	1,835	1,444	4,051	749	2,235	1,278	3,454	658
Other (1)	2,291	940	1,740	(3,975)	4,367	970	994	(2,460)
Total Operating Revenues	$20,358	$4,797	$16,960	$16,027	$29,691	$4,667	$18,633	$16,805

Volume (in Dts for natural gas and MWHs for electric)
Residential	606,758	71,945	277,250	59,298	807,734	88,072	324,189	65,587
Commercial	741,866	1,347,148	531,743	74,124	932,574	697,141	656,874	73,680
Industrial	1,244,862	2,815,222	952,282	4,660	1,289,318	2,757,284	911,174	5,130
Other	25,647	—	66,868	(5,815)	18,029	—	132,403	(4,224)
Total	2,619,133	4,234,315	1,828,143	132,267	3,047,655	3,542,497	2,024,640	140,173

Average Customers
Residential	64,503	14,999	52,462	24,092	62,780	14,555	50,997	23,856
Commercial	6,636	1,388	4,220	7,385	6,542	1,362	4,322	7,382
Industrial	122	74	1,713	2	115	63	1,443	2
Other	4	—	—	—	8	—	—	—
Total	71,265	16,461	58,395	31,479	69,445	15,980	56,762	31,240

	For the Year Ended December 31, 2015				For the Year Ended December 31, 2014
	Delmarva NG Distribution	Chesapeake Utilities' Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities' Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$63,745	$5,000	$22,945	$46,686	$65,958	$4,844	$24,502	$43,023
Commercial	33,776	4,811	26,305	42,585	36,452	4,504	33,063	37,553
Industrial	7,214	5,981	16,007	3,111	6,912	5,072	12,808	3,569
Other (1)	(1,175)	3,215	2,297	(12,954)	1,244	3,331	(753)	(8,611)
Total Operating Revenues	$103,560	$19,007	$67,554	$79,428	$110,566	$17,751	$69,620	$75,534

Volume (in Dts for natural gas and MWHs for electric)
Residential	3,734,888	327,218	1,247,820	303,642	3,761,034	342,684	1,281,619	310,218
Commercial	3,696,839	5,416,714	2,417,819	313,757	3,783,741	1,717,111	2,596,547	312,557
Industrial	4,617,183	11,002,944	3,987,899	18,880	4,453,053	12,618,508	3,841,935	29,090
Other	82,655	—	(84,763)	(1,740)	75,117	—	34,450	(8,533)
Total	12,131,565	16,746,876	7,568,775	634,539	12,072,945	14,678,303	7,754,551	643,332

Average Customers
Residential	63,901	14,854	52,046	24,039	62,216	14,412	50,835	23,865
Commercial	6,637	1,360	4,249	7,389	6,534	1,363	4,368	7,405
Industrial	118	69	1,633	2	111	60	1,321	2
Other	5	—	—	—	7	—	—	—
Total	70,661	16,283	57,928	31,430	68,868	15,835	56,524	31,272

(1) Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.